ALDA PHARMACEUTICALS CORP.

635 Columbia Street

New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH, OTCBB:APCSF

October 27, 2009

ALDA Enters Into Supplier Agreement With T&T Supermarket

Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, OTCBB:APCSF) (“the Company” or “ALDA”) announces that it has entered into a Supplier Agreement with T&T Supermarket Inc. (“T&T”). ALDA’s products will be distributed through T&T’s 17 stores in BC, Alberta and Ontario. Dr Terrance Owen, President & CEO states, “This agreement with T&T is an important step in achieving distribution of our products to consumers. We look forward to forging other partnerships that are equally as important as this one.”

About T&T Supermarket Inc. (www.tnt-supermarket.com)

T&T is Canada's largest Asian supermarket chain with eight stores in Greater Vancouver, two in Calgary, two in Edmonton and five stores in Greater Toronto, making a total of 17 stores in the chain. T&T features many uniquely Asian food products that are not available in other retail outlets with the goal of enriching the lifestyle of Asian families in Canada and introducing the Asian food culture to Canada’s multicultural society.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Sales Management 604-521-8300
Diane Mann, Account Executive

Extension 4

 diane_mann@aldacorp.com

Adriana Cikojevic, Account Manager

Extension 6

adriana_cikojevic@aldacorp.com

Tracy Haubrich, Account Manager

Extension 7

tracy_haubrich@aldacorp.com

Retail Sales

T&T Supermarket Inc. (www.tnt-supermarket.com)

Commercial Sales

Acklands-Grainger Inc. (www.acklandsgrainger.com)

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 8

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp.

635 Columbia Street, New Westminster, BC  V3M 1A7 Canada

Telephone [604] 521.8300  - Facsimile [604] 521.8322

www.aldacorp.com